Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

Registration
Form Number	Statement Number	Description
Form S-8	2-58347	Stock Purchase Plan of 1977, as amended
Form S-8	33-58751	Stock Option and Restricted Stock Plan of 1994, as amended
Form S-8	33-83717	Incentive and Stock Compensation Plan of 1999
Form S-8	33-65900	Brown Shoe Company, Inc. 401(k) Savings Plan
Form S-8	333-89014	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002

of our report dated March 14, 2005, with respect to the consolidated financial statements of Bennett Footwear Holdings, LLC included in this Form 8-K of Brown Shoe Company, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 19, 2005